Flexsteel Industries, Inc. Reports Strong Fiscal third Quarter 2024 Results: 8% Sales Growth, Improved Operating Margin, Continued Debt Reduction

Dubuque, Iowa – April 29, 2024 – Flexsteel Industries, Inc. (NASDAQ: FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers, and marketers of residential furniture products in the United States, today reported third quarter fiscal 2024 results.

Key Results for the third Quarter Ended March 31, 2024

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Strong sales growth of 8.2%. Net sales for the quarter of $107.2 million compared to $99.1 million in the prior year quarter.
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Robust sales orders of $111.5 million representing growth of $12.2M, or 12.3%, compared to the prior year quarter.
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Significant gross margin expansion to 21.7% compared to 18.8% in the prior year quarter.
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GAAP operating income of $3.0 million or 2.8% of net sales compared to $2.1 million or 2.1% of net sales in the prior year quarter.
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Adjusted operating income of $5.6 million or 5.2% of net sales for the third quarter compared to $2.1 million or 2.1% of net sales in the prior year quarter.
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GAAP net income per diluted share of $0.33 for the current quarter compared to net income per diluted share of $0.28 in the prior year quarter.
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Adjusted net income per diluted share of $0.67 for the quarter compared to adjusted net income per diluted share of $0.28 in the prior year quarter.
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Cash flow from operations of $7.2 million for the quarter and $24.4 million year to date.
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Debt repayments of $3.7 million for the quarter, or a 21% reduction in borrowings under the line of credit.

GAAP to non-GAAP reconciliations follow the financial statements in this press release

Management Commentary

“I am extremely pleased with our third quarter results,” said Jerry Dittmer, CEO of Flexsteel Industries, Inc. “While macroeconomic conditions continue to present headwinds in our industry, we continue to execute on our strategies, are outperforming the industry, and are growing our top line while improving our profitability.”

Mr. Dittmer continues, “We delivered strong net sales of $107.2 million, or growth of 8.2%, which exceeded our sales guidance range of $101 to $106 million. In addition, comparisons to prior year continued to be adversely impacted by the elimination of ocean freight surcharges in the prior year when ocean container delivery costs were inflated. Excluding the approximately $1.5 million impact from surcharge reductions, growth from unit volume and sales mix was impressive at 9.9% in the quarter. This out-performance is a result of continued investment in new product development and innovation coupled with an intense focus on our growth initiatives.

From a profitability perspective, we are executing well operationally and leveraging the combined benefits of operational efficiency, cost savings, and product life cycle management to meaningfully expand gross margin and improve operating income. Our GAAP operating margin for the quarter was 2.8% of net sales. Excluding the approximately $2.6 million in restructuring charges related to the closure of our Dublin, GA facility, our adjusted operating margin was a healthy 5.2% of net sales in the quarter and represented strong, sequential margin improvement versus the prior quarter. Lastly, we are making good progress in improving working capital efficiency and optimizing our manufacturing network. Given improved demand stability and better supplier lead times, we optimized and reduced our inventories by another $8.6 million in the third quarter which allowed us to reduce debt by an additional 21% in the quarter.”

Mr. Dittmer concludes, “I’m very encouraged by these third quarter results and excited about the direction we are headed. Our strategies are working, and I am confident in our ability to continue creating significant value for our customers and shareholders in both the near and long-term."

Operating Results for the third Quarter Ended March 31, 2024

Net sales were $107.2 million for the third quarter compared to net sales of $99.1 million in the prior year quarter, an increase of $8.1 million, or 8.2%. The increase was driven by higher sales of home furnishings products sold through retail stores of $8.5M million, or 9.7%, led by unit volume and product mix. Sales of products sold through e-commerce channels decreased by ($0.4) million, or (3.6%), compared to the third quarter of the prior year. Lower sales in the e-commerce channel were driven by softer consumer demand.

Gross margin for the quarter ended March 31, 2024, was 21.7%, compared to 18.8% for the prior-year quarter, an increase of 290 basis points (“bps”). The 290-bps increase was primarily due to fixed cost leverage on higher sales, supply chain cost savings and efficiency improvements, and ongoing product portfolio management.

Selling, general and administrative (SG&A) expenses decreased as a percentage of net sales to 16.5% of net sales in the third quarter of fiscal 2024 compared with 16.7% of net sales in the prior year quarter. The decrease was due to leverage on higher sales partially offset by investments in growth initiatives and higher incentive compensation.

Operating income for the quarter ended March 31, 2024, was $3.0 million compared to $2.1 million in the prior-year quarter. On an adjusted basis, operating income for the quarter ended March 31, 2024, was $5.6 million compared to $2.1 million in the prior year quarter.

Income tax expense was $0.9 million, or an effective rate of 32.2%, during the third quarter compared to tax expense of $0.4 million, or an effective rate of 21.0%, in the prior year quarter.

Net income was $1.8 million, or $0.33 per diluted share, for the quarter ended March 31, 2024, compared to net income of $1.5 million, or $0.28 per diluted share, in the prior year quarter. On an adjusted basis, net income for the quarter ended March 31, 2024, was $3.6 million or $0.67 per diluted share compared to adjusted net income of $1.5 million or $0.28 per diluted share in the prior year quarter.

Manufacturing Network Optimization Update

During the quarter, the Company incurred $2.6 million of restructuring expense primarily due to one-time employee termination costs as part of the Company’s previously announced closure of our Dublin, GA manufacturing facility. The Company expects to incur $0.4 to $0.5 million in restructuring expenses during fiscal fourth quarter 2024 to finalize the closure.

Liquidity

The Company ended the quarter with a cash balance of $4.6 million, working capital (current assets less current liabilities) of $96.2 million, and availability of approximately $46.9 million under its secured line of credit.

Capital expenditures for the nine months ended March 31, 2024, were $4.4 million.

Financial Outlook

For the fourth quarter fiscal 2024, the Company reiterates previously disclosed sales guidance. The Company is increasing the low-end range of expected adjusted operating margin from 5.0% to 5.2%. GAAP operating margin in the fourth quarter has been updated to reflect non-cash costs related to the revaluation of equity awards associated with our CEO transition and retirement. The Company reiterates its full year fiscal 2025 guidance.

	Fourth Quarter Fiscal 2024	Full Year Fiscal 2025
Sales	$107 - 112 million	$416 - 432 million
Sales Growth (vs. Prior Year)	1% to 6%	2% to 6%
GAAP Operating Margin	3.5% to 4.3%	5.5% to 6.5%
Adjusted Operating Margin	5.2% to 6.0%	5.5% to 6.5%
Free Cash Flow	$5 to 11 million	$20 to 30 million
Line of Credit Borrowings	$4 to 10 million	$0

Investor Presentation

An updated investor presentation has been posted on the Company's website at https://ir.flexsteel.com/news-events/events-and-presentations which incorporates third quarter fiscal 2024 operating results as well as the financial outlook noted above.

CEO Transition

Flexsteel Industries has announced the appointment of Derek P. Schmidt to the position of President and Chief Executive Officer effective July 1, 2024. Mr. Schmidt will succeed Jerald K. Dittmer who has announced his resignation from the position of Chief Executive Officer effective June 30, 2024, and retirement from Flexsteel on December 31, 2024. Further discussion of this matter can be found in the press release announcement, which can be accessed on the Company's website at https://ir.flexsteel.com/news-events/press-releases.

Conference Call and Webcast

The Company will host a conference call and audio webcast with analysts and investors on Tuesday, April 30, 2024, at 8:00 a.m. Central Time to discuss the results and answer questions.

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Live conference call: 833-816-1123 (domestic) or 412-317-0710 (international)
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Conference call replay available through May 7, 2024: 877-344-7529 (domestic) or 412-317-0088 (international)
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Replay access code: 9414420
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Live and archived webcast: ir.flexsteel.com

To pre-register for the earnings conference call and avoid the need to wait for a live operator, investors can visit https://dpregister.com/sreg/10188314/fc4913477a and enter their contact information. Investors will then be issued a personalized phone number and pin to dial into the live conference call.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, restructurings, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, changes in foreign currency values, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans, disruptions or security breaches to business information systems, the impact of any future pandemic, and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our website at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	March 31,	June 30,
	2024	2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,570	$3,365
Trade receivables, net	38,884	38,168
Inventories	96,589	122,076
Other	9,235	6,417
Assets held for sale	616	616
Total current assets	149,894	170,642

NONCURRENT ASSETS:
Property, plant and equipment, net	39,963	38,652
Operating lease right-of-use assets	63,398	68,294
Other assets	20,511	12,962

TOTAL ASSETS	$273,766	$290,550

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable - trade	$21,655	$24,745
Accrued liabilities	32,082	30,360
Total current liabilities	53,737	55,105

LONG-TERM LIABILITIES
Line of credit	14,184	28,273
Other liabilities	60,581	65,551
Total liabilities	128,502	148,929

SHAREHOLDERS' EQUITY	145,264	141,621

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$273,766	$290,550

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Net sales	$107,219	$99,052	$301,930	$287,873
Cost of goods sold	83,902	80,407	238,253	238,041
Gross profit	23,317	18,645	63,677	49,832
Selling, general and administrative expenses	17,708	16,529	51,566	45,967
Environmental remediation	—	—	—	(2,788)
Restructuring expense	2,627	—	2,627	—
Other expense	—	—	—	347
Operating income	2,982	2,116	9,484	6,306
Interest expense	336	260	1,395	897
Other (income)	(14)	(12)	(14)	(11)
Income before income taxes	2,660	1,868	8,103	5,420
Income tax provision	857	393	2,497	803
Net income and comprehensive income	$1,803	$1,475	$5,606	$4,617
Weighted average number of common shares outstanding:
Basic	5,154	5,179	5,175	5,249
Diluted	5,448	5,352	5,410	5,427
Earnings per share of common stock:
Basic	$0.35	$0.28	$1.08	$0.88
Diluted	$0.33	$0.28	$1.04	$0.85

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended
	March 31,
	2024	2023
OPERATING ACTIVITIES:
Net income	$5,606	$4,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,940	3,483
Deferred income taxes	74	—
Stock-based compensation expense	2,722	2,472
Change in provision for losses on accounts receivable	(149)	(149)
Loss on disposal of assets	60	—
Changes in operating assets and liabilities	13,108	20,039
Net cash provided by operating activities	24,361	30,462
INVESTING ACTIVITIES:
Capital expenditures	(4,361)	(3,597)
Net cash (used in) investing activities	(4,361)	(3,597)
FINANCING ACTIVITIES:
Dividends paid	(2,446)	(3,241)
Treasury stock purchases	(1,660)	(2,968)
Proceeds from line of credit	270,421	254,482
Payments on line of credit	(284,510)	(274,494)
Proceeds from issuance of common stock	88	—
Shares withheld for tax payments on vested restricted shares	(688)	(419)
Net cash (used in) financing activities	(18,795)	(26,640)
Increase in cash and cash equivalents	1,205	225
Cash and cash equivalents at beginning of the period	3,365	2,184
Cash and cash equivalents at end of the period	$4,570	$2,409

NON-GAAP DISCLOSURE (UNAUDITED)

The Company is providing information regarding adjusted net sales, adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock, which are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”) and do not purport to be alternatives to net sales, operating income, net income, or diluted earnings per share of common stock as a measure of operating performance. A reconciliation of adjusted net sales, adjusted operating income, adjusted net income, and adjusted diluted earnings per share of common stock is provided below. Management believes the use of these non-GAAP financial measures provides investors useful information to analyze and compare performance across periods excluding the items which are considered by management to be extraordinary or one-time in nature. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Reconciliation of GAAP net sales to adjusted net sales:

The following table sets forth the reconciliation of the Company's reported GAAP net sales to the calculation of adjusted net sales for the three months ended March 31, 2024 and 2023:

	Three Months Ended
	March 31,	March 31,
(in thousands)	2024	2023	Change	% Change
Net Sales	$107,219	$99,052	$8,167	8.2%
Freight Surcharges	$—	$(1,454)	$1,454
Adjusted Net Sales	$107,219	$97,598	$9,621	9.9%

Reconciliation of GAAP operating income to adjusted operating income:

The following table sets forth the reconciliation of the Company’s reported GAAP operating income to the calculation of adjusted operating income for the three and nine months ended March 31, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2024	2023	2024	2023
Reported GAAP operating income	$2,982	$2,116	$9,484	$6,306
Other expense	—	—	—	347
Environmental remediation	—	—	—	(2,788)
Restructuring expense	2,627	—	2,627	—
Adjusted operating income	$5,609	2,116	$12,111	$3,865

Reconciliation of GAAP net income to adjusted net income:

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculation of adjusted net income for the three and nine months ended March 31, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2024	2023	2024	2023
Reported GAAP net income	$1,803	$1,475	$5,606	$4,617
Other expense	—	—	—	347
Environmental remediation	—	—	—	(2,788)
Restructuring expense	2,627	—	2,627	—
Tax impact of the above adjustments(1)	(789)	—	(790)	561
Adjusted net income	$3,641	$1,475	$7,443	$2,737

(1) Effective tax rate of 30.0% and 30.1% was used to calculate the three and nine months ended March 31, 2024 respectively. There were no non-GAAP adjustments for the three months ended March 31, 2023. Effective tax rate of 23.0% was used to calculate the nine months ended March 31, 2023.

Reconciliation of GAAP diluted earnings per share of common stock to adjusted diluted earnings per share of common stock:

The following table sets forth the reconciliation of the Company’s reported GAAP diluted earnings per share to the calculation of adjusted diluted earnings per share for the three and nine months ended March 31, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2024	2023	2024	2023
Reported GAAP diluted earnings per share	$0.33	$0.28	$1.04	$0.85
Other expense	—	—	—	0.06
Environmental remediation	—	—	—	(0.51)
Restructuring expense	0.48	—	0.49	—
Tax impact of the above adjustments(1)	(0.14)	—	(0.15)	0.10
Adjusted diluted earnings per share	$0.67	$0.28	$1.38	$0.50

Note: The table above may not foot due to rounding.

(1) Effective tax rate of 30.0% and 30.1% was used to calculate the three and nine months ended March 31, 2024 respectively. There were no non-GAAP adjustments for the three months ended March 31, 2023. Effective tax rate of 23.0% was used to calculate the nine months ended March 31, 2023.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.
563-585-8116
investors@flexsteel.com